Exhibit 10.1

CALL AGREEMENT

This CALL AGREEMENT, dated as of September 25, 2024 (as the same may be amended or supplemented from time to time, this “Agreement”), is entered into by and between Qurate Retail, Inc., a Delaware corporation (“Qurate”), and Gregory B. Maffei, an individual (“Maffei”).

WHEREAS, Qurate desires to have the right to acquire all of the shares of High Vote Stock beneficially owned by Maffei on the date hereof and by the Maffei Group from time to time on the terms, and subject to the conditions, set forth in this Agreement; and

WHEREAS, Maffei, for himself and his successors (including his estate upon his death), desires to grant such right to Qurate.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1            CERTAIN DEFINITIONS

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble.

“beneficially own” has the meaning ascribed thereto in Rule 13d-3 under the Exchange Act, as interpreted by the Securities and Exchange Commission, provided that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire without regard to the sixty (60) day limitation in such Rule or any performance requirements or other conditions to vesting, and except that a Person shall not be deemed a beneficial owner of, or to own beneficially, any securities as to which such Person does not, directly or indirectly, have or share investment power within the meaning of said Rule. The terms beneficially owned, own beneficially and beneficial owner shall have correlative meanings.

“Board of Directors” means the Board of Directors of the Company, or any authorized committee thereof.

“Bona Fide Offer” has the meaning set forth in Section 2.3(b)(i) hereof.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are required to or may be closed.

“Call Period” has the meaning set forth in Section 2.2(b) hereof.

“Call Right” has the meaning set forth in Section 2.2(a) hereof.

A “Change of Control” shall have occurred with respect to the Company if:

(i)            a merger or consolidation occurs between the Company and any other Person in which the voting power of all voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 50% of the voting power of the Company or the surviving entity outstanding immediately after such merger or consolidation (or if the Company or the surviving entity after giving effect to such transaction is a Subsidiary of the issuer of securities in such transaction, then the voting power of all voting securities of the Company outstanding immediately prior to such transaction represent (by being converted into voting securities of such issuer) less than 50% of the voting power of the issuer outstanding immediately after such merger or consolidation); or

(ii)            in any share exchange, extraordinary dividend, acquisition, disposition or recapitalization (or series of related transactions of such nature) (other than a merger or consolidation), the holders beneficially owning the voting power of all voting securities of the Company outstanding immediately prior thereto represent less than 50% of the voting power of the Company (or any successor entity, as applicable) outstanding immediately thereafter.

“Charitable Transferee” means, with respect to the Maffei Group, any private charitable foundation or donor advised fund established by one or more members of the Maffei Group that, in either case, (a) is controlled directly or indirectly solely by one or more members of the Maffei Group, and (b) meets the requirements under the Code for such member(s) or Related Parties to deduct donations to such foundation or donor advised fund.

“Close of Business” means 5:00 p.m. local time in New York, New York.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Closing Date Amount” has the meaning set forth in Section 2.2(d) hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations from time to time promulgated thereunder.

“Commencement Date” has the meaning set forth in Section 2.3(c)(i) hereof.

“Common Stock” means the common stock, $0.01 par value per share, of the Company, as constituted on the date of this Agreement, and any capital stock into which such common stock may thereafter be changed (whether as a result of a recapitalization, reorganization, merger, consolidation, conversion, redomestication, share exchange, stock dividend or other transaction or event).

“Company” means Qurate and any successor (by merger, consolidation, conversion, redomestication, sale, transfer, exchange, or otherwise) to all or substantially all of its business and assets.

“Company Notice” has the meaning set forth in Section 2.2(b) hereof.

“Company Price” has the meaning set forth in Section 2.3(b)(ii).

“Control”, as to any Person, means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have corresponding meanings.

“Current Market Price” of any security on any day means (a) the last reported sale price (or, if no sale is reported, the average of the high and low bid prices) on The Nasdaq Stock Market LLC on such day, or (b) if the primary trading market for such security is not The Nasdaq Stock Market LLC, then the closing sale price regular way on such day (or, in case no such sale takes place on such day, the reported closing bid price regular way on such day, or in the case of the over-the-counter market, the last quoted bid price) in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, then on the principal exchange on which such security is traded or if not on a principal exchange, then on the over-the-counter market on which such security is quoted, or (c) if the Current Market Price of such security on such day is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for such security on such day as furnished by any Nasdaq Stock Market LLC member firm selected from time to time by the Board of Directors for that purpose. The Current Market Price will be determined without reference to after-hours or extended market trading.

“Disposition” means any sale, assignment, alienation, gift, exchange, conveyance, transfer, hypothecation or other disposition whatsoever, whether voluntary or involuntary and whether direct or indirect. The term “dispose” (whether or not capitalized) shall mean to make a Disposition. Neither the grant nor exercise of voting rights under the Exchange Agreement shall be a “Disposition”.

“Election Notice” has the meaning set forth in Section 2.3(b)(iii).

“Estate” means, upon the death of Maffei, the estate of Maffei, through its personal representative(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in Section 5.2(b) hereof.

“Exempt Transfer” means, with respect to any Member Shares of any Member, any Disposition:

(i)            pursuant to Section 2.2 hereof;

(ii)            to another Member;

(iii)            that is an exchange or conversion of such Member Shares that occurs by operation of law in connection with a merger, consolidation, conversion or redomestication of the Company with or into another Person or a reclassification, recapitalization or similar event, that has been duly authorized and approved by the required vote of the Board of Directors and the stockholders of the Company pursuant to its certificate of incorporation and Delaware law (or other applicable law); provided, however, that any shares of capital stock issued in exchange for, or in a conversion, reclassification or recapitalization of, such Member Shares or into which such Member Shares are exchanged or converted in any such transaction (including in any merger, consolidation or redomestication) shall continue to be Member Shares (so long as such shares are High Vote Stock, but subject to any termination of this Agreement in accordance with Section 5.1(b)) for purposes of this Agreement;

(iv)            to a Prospective Purchaser in compliance with subsections (a) through (e), inclusive, of Section 2.3 hereof;

(v)            that is a gift or assignment for no consideration by such Member (if a natural person) during his life to any one or more of his Related Parties;

(vi)            that is a transfer to the legal representatives of such Member (if a natural person) upon his death or adjudication of incompetency or by any such legal representatives to any Person to whom the transferor could have transferred such security pursuant to any clause of this definition;

(vii)            the conversion of any High Vote Stock to Low Vote Stock on a one-for-one basis by any Member or Related Party; or

(viii)            the Disposition of any High Vote Stock to the Company or in the open market to satisfy any withholding obligations of any Member or any Related Party in connection with the exercise of any stock options or the Disposition of any High Vote Stock to the Company, whether in connection with the cashless exercise of any stock options or otherwise;

provided, however, that no Disposition pursuant to clause (ii), (v) or (vi) shall be an Exempt Transfer unless each Person to whom any such Disposition is made (unless already such a party and so bound) simultaneously therewith (or, in the case of clause (vi), promptly thereafter) becomes a party to this Agreement and agrees to be bound hereby with respect to such Member Shares to the same extent as such Member.

“Exercise Date” has the meaning set forth in Section 2.2(b) hereof.

“Free to Sell Date” has the meaning set forth in Section 2.3(b)(v) hereof.

“High Vote Stock” means Common Stock of any series that has voting rights greater than one vote per share. The High Vote Stock is currently comprised of the Series B Common Stock.

“Holder” has the meaning set forth in Section 2.2(b) hereof.

“Holder Election Notice” has the meaning set forth in Section 2.2(d) hereof.

“Independent Committee” means a committee of the Board of Directors consisting of directors (a) who are independent under Delaware law as determined in good faith by the Board of Directors of the Company and (b) who are not a Member, any Permitted Transferee, or any Related Party of any Member or any such Permitted Transferee.

“Low Vote Stock” means Common Stock of any series that has voting rights no greater than one vote per share. The Low Vote Stock is currently comprised of the Series A Common Stock.

“Maffei” has the meaning set forth in the preamble.

“Maffei Group” shall mean as of the date hereof, Maffei, and thereafter (a) Maffei, (b) each other Person who is required to become or becomes a party to this Agreement and a member of the Maffei Group pursuant to any provision of this Agreement, and (c) each spouse or other Related Party of any member of the Maffei Group, in each case so long as such Person is required to become a party to this Agreement or such Person or any of its Related Parties acquires beneficial ownership, directly or indirectly, of any shares of High Vote Stock.

“Member” means any member of the Maffei Group.

“Member Shares” means, with respect to any Member, any and all shares of High Vote Stock beneficially owned by such Member on the date hereof or of which beneficial ownership is hereafter acquired by such Member or by any Permitted Transferee from such Member or from another Permitted Transferee.

“Offered Shares” has the meaning set forth in Section 2.3(b)(i) hereof.

“Offer Notice” has the meaning set forth in Section 2.3(b)(ii) hereof.

“Permitted Transferee” means, with respect to any Member, a Related Party of such Member or another Person to whom any of such Member's Member Shares are transferred, directly or indirectly, in an Exempt Transfer, in each case if such Person is or is required to become a party to this Agreement or is or is required to be bound by its terms and for so long as such Person is the beneficial owner of any Member Shares.

“Per Share Value”, as to any High Vote Stock, means the average of the Current Market Prices of the Low Vote Stock into which the shares of High Vote Stock are convertible at the option of the holder for the period of 30 consecutive trading days ending on (a) in the case of any calculation pursuant to Section 2.2 hereof, the last trading day prior to the date of Maffei’s death and (b) in the case of any calculation of the Company Price for purposes of Section 2.3(b), the last trading day prior to the date the Offer Notice is given, in each case appropriately adjusted to take into account any subsequent stock dividends on the Low Vote Stock, or any stock splits, reclassifications or combinations of the Low Vote Stock.

“Person” means any natural person, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other entity.

“Prospective Purchaser” has the meaning set forth in Section 2.3(b)(i) hereof.

“Purchase Price” has the meaning set forth in Section 2.2(c) hereof.

“Qualified Appraiser” means a Person who is nationally recognized as being qualified and experienced in the appraisal of assets comparable to the noncash consideration proposed to be given pursuant to the Bona Fide Offer and shall not be an Affiliate of any party to this Agreement.

“Qualified Trust” means, with respect to any member of the Maffei Group, any trust that is directly or indirectly controlled solely by one or more members of the Maffei Group and the beneficiaries of which are one or more Related Parties or Charitable Transferees of one or more of such members, including, without limitation, any such trust that is so controlled and (a) qualifies under the Code as a so called “charitable remainder trust,” provided that the income beneficiaries consist solely of one or more Related Parties of such member(s) and the remainder interest reverts to one or more Charitable Transferees or (b) qualifies under the Code as a so-called “charitable lead trust,” provided that the income beneficiaries consist solely of one or more Charitable Transferees and the remainder interest reverts to either such member(s) or one or more Related Parties of such member(s).

“Qurate” has the meaning set forth in the preamble.

“Registration Rights Agreement” has the meaning set forth in Section 2.2(e) hereof.

“Related Party” means, with respect to any Member or Permitted Transferee:

(i)            the spouse, siblings and lineal descendants (which shall include a Person adopted before the age of 18) of such Person or any spouse of any such sibling or lineal descendant;

(ii)            any Qualified Trust;

(iii)            a custodian under the Uniform Gifts to Minors Act or similar fiduciary for the exclusive benefit of such Person’s children during their lives or a Charitable Transferee;

(iv)            a corporation, limited liability company or other entity organized under the laws of any state in the United States which is Controlled by, and all equity, participation, beneficial or similar interests (and rights to acquire any thereof, contingently or otherwise) of which are beneficially owned solely by, such Person or such Person and one or more Related Parties of such Person referred to in clause (i), (ii) or (iii) of this definition; and

(v)            a private foundation organized under the laws of any state in the United States which is Controlled by, and all equity, participation, beneficial or similar interests (and rights to acquire any thereof, contingently or otherwise), if any, of which are beneficially owned solely by, such Person or such Person and one or more Related Parties of such Person referred to in clause (i), (ii) or (iii) of this definition;

provided that in any case under clause (i), (ii), (iii), (iv) or (v) the requisite relationship with such Member or Permitted Transferee described in such clause is maintained and if, as the result of any completed or proposed act, transaction or event, any Person who previously was a Related Party of a Member or a Permitted Transferee ceases to qualify as a Related Party of such Person or if any shares of High Vote Stock beneficially owned by any such Related Party are to be distributed or otherwise Disposed of to any Person not already a party to this Agreement and bound by this Agreement as a Member of the Maffei Group, then simultaneously therewith such Person must become a party to this Agreement and agree to be bound hereby and thereby with respect to such shares as a Member of the Maffei Group.

“Rule 16b-3 Exemption” has the meaning set forth in Section 4.2(c).

“Sale of the Company” means any transaction which results in a Change of Control of the Company, specifically excluding, however, any sale of any of the Member Shares pursuant to the terms of this Agreement.

“Section 203 Resolutions” has the meaning set forth in Section 2.3(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Common Stock” means the Series A common stock, par value $0.01 per share, of the Company.

“Series B Common Stock” means the Series B common stock, par value $0.01 per share, of the Company.

“Settlement” means the resolution of the action styled In re Qurate Retail, Inc. Derivative Litigation, C.A. No. 1116-SG, in the Court of Chancery of the State of Delaware, on the terms and conditions set forth in the Stipulation and Agreement of Compromise, Settlement, and Release, dated September 25, 2024, by and between Shiva Stein and Barbara Strougo, suing derivatively on behalf of the Company, John C. Malone and Maffei, and the Company, as nominal defendant, as will be more fully set forth in a Stipulation and Agreement of Settlement, Compromise, and Release to be filed in the action.

“Settlement Approval” shall have occurred if the Court of Chancery of the State of Delaware enters a final judgment approving the Settlement and such final judgment is finally affirmed on appeal or is not subject to appeal (or further appeal) by lapse of time or otherwise.

“Stock Value” has the meaning set forth in Section 2.2(d) hereof.

“Subject Shares” means (a) shares of High Vote Stock beneficially owned by each Member and (b) all but not less than all of the shares of High Vote Stock that are then beneficially owned by any Permitted Transferee of any Member and which shares were acquired directly or indirectly from a Member or another Permitted Transferee of Member Shares in any Exempt Transfer, except a sale to a Prospective Purchaser in accordance with Section 2.3(b) hereof; provided, however, that any such shares of High Vote Stock contemplated by clauses (a) and (b) of this definition shall cease to be Subject Shares upon (x) the Disposition of such shares to the Company or any other Person (other than a Permitted Transferee as permitted by this Agreement), including in a Sale of the Company (unless any Member or Permitted Transferee receives or retains any shares of High Vote Stock in such Sale of the Company, but subject to any termination of this Agreement in accordance with Section 5.1(b)), and (y) the voluntary conversion of any shares of High Vote Stock to Low Vote Stock by such Member or Permitted Transferee; provided, further, that Subject Shares shall not include (i) shares of High Vote Stock underlying any options to purchase High Vote Stock held by any Member or Permitted Transferee until such time as such options are validly exercised, in which case the shares of High Vote Stock actually received by such Member or Permitted Transferee (net of any shares Disposed of in connection with cashless exercise of such options and dispositions of shares of High Vote Stock to satisfy tax withholding obligations as permitted by this Agreement) upon such exercise shall constitute Subject Shares and (ii) restricted shares of High Vote Stock or shares of High Vote Stock underlying restricted stock units with respect to shares of High Vote Stock held by any Member or Permitted Transferee until such time as such restricted shares or restricted stock units vest, in which case such shares or restricted stock units of High Vote Stock that actually vested (net of any Dispositions of shares of High Vote Stock to satisfy tax withholding obligations as permitted by this Agreement) shall constitute Subject Shares.

“Subsidiary”, when used with respect to the Company, means any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding capital stock or other securities have ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person (irrespective of whether, at the time, capital stock or other securities of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is, or of which an aggregate of 50% or more of the interests in which are, at the time, directly or indirectly, owned by the Company and/or one or more Subsidiaries of the Company (irrespective of whether any other Person, by reason of a pledge of capital stock or other securities or otherwise, shall or might have ownership thereof or voting power with respect thereto by reason of the happening of any contingency).

“Third Appraiser” has the meaning set forth in Section 2.3(c)(iv) hereof.

“Transferor” has the meaning set forth in Section 2.3(b)(i) hereof.

“Transferor Closing Date Amount” has the meaning set forth in Section 2.3(b)(iii).

“Transferor Election Notice” has the meaning set forth in Section 2.3(b)(iii).

“Transferor Stock Value” has the meaning set forth in Section 2.3(b)(iii).

1.2            DEFINITIONS INCLUDE THE SINGULAR AND THE PLURAL. Terms defined in the singular include the plural and vice versa.

2.	GRANT OF CALL RIGHT.

2.1            GRANT. Subject to and on the terms and conditions set forth in this Agreement, each Member, on behalf of himself, his Permitted Transferees and his estate, heirs, administrators, executors, other legal representatives, successors and assigns, hereby grants to the Company the call right, as provided in Section 2.2 and Section 2.3 of this Agreement.

2.2            CALL RIGHT. (a) Upon Maffei’s death, the Company shall have the right (the “Call Right”), exercisable by action of the Independent Committee, to purchase all but not less than all of the Subject Shares.

(b)            The Company may exercise the Call Right, by giving written notice of such exercise (the “Company Notice”) to each Member and each Permitted Transferee, if any (each, a “Holder”), at any time during the period commencing on and including the date of Maffei’s death and ending at the Close of Business on the 21st day after the date, following Maffei’s death, on which any legal action that may be required to confirm the appointment of the personal representative(s) for the Estate or for the Estate to act through its personal representative(s) has been completed (such period, the “Call Period”). The date the Company Notice is given to the Holder is referred to as the “Exercise Date.”

(c)            The total consideration payable to the members of the Maffei Group collectively for all of the Subject Shares will be an amount equal to 110% of the product of the Per Share Value multiplied by the number of Subject Shares (such amount, the “Purchase Price”). In calculating any Purchase Price, the number of Subject Shares shall be calculated without duplication for any shares that may, by virtue of the definition of “beneficially owned,” be deemed to be beneficially owned by more than one Member.

(d)            The Purchase Price will be payable in cash or in fully paid and nonassessable shares of Low Vote Stock, or any combination of the foregoing, as each Holder may elect by written notice given to the Company at least sixty (60) days prior to the Closing Date (the “Holder Election Notice”); provided, however, that if such Holder does not timely deliver a Holder Election Notice pursuant hereto, such Holder shall have been deemed to elect to receive the entire Purchase Price in cash. The Holder Election Notice shall specify the portion of the Purchase Price to be paid in Low Vote Stock (such portion being the “Stock Value”). The Purchase Price less the Stock Value is herein referred to as the “Closing Date Amount”.

(e)            If the Holder has timely elected in accordance with Section 2.2(d) to receive any portion of the Purchase Price in shares of Low Vote Stock, the number of shares of Low Vote Stock to be delivered to the Holder on the Closing Date shall be equal to the quotient obtained by dividing (i) the Stock Value by (ii) the Per Share Value. The shares to be so delivered on the Closing Date will not have been registered for sale under the Securities Act and may not be sold except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The Company will be under no obligation to register such shares for resale except as otherwise provided in a registration rights agreement to be entered into by the Company and the Holder on or prior to the Closing Date pursuant to which the Company shall grant to the Holder registration rights with respect to such shares on terms customary for similar agreements (the “Registration Rights Agreement”). The book-entry shares of Low Vote Stock to be delivered to the Holder on the Closing Date shall bear a customary legend to the foregoing effect, but shall be free of any rights of the Company hereunder, including the Call Right and all other rights of the Company hereunder.

(f)            Amounts payable pursuant to this Agreement in cash shall, unless otherwise agreed by the Company and the Holder, be paid by wire transfer of immediately available funds on or prior to the Closing Date to an account designated in writing by the Holder at least two (2) Business Days before the Closing Date.

(g)            In the event that there are multiple Holders at the commencement of the Call Period, then the provisions of this Section 2.2 shall be applied to each Holder separately, with the applicable shares of High Vote Stock beneficially owned by a Holder being the Subject Shares with respect to such Holder and each Holder being entitled to make an election pursuant to Section 2.2(d), without regard to the elections made pursuant to said Sections by or with respect to the other Holders.

2.3            ACCELERATION OF CALL RIGHT. (a) During the effectiveness of this Agreement, neither any Member nor any Permitted Transferee shall dispose of any Member Shares, except in an Exempt Transfer or in accordance with this Section 2.3. If any Related Party of any Member to whom such Member transfers any Member Shares in an Exempt Transfer ceases to be a Related Party of its transferor and is not then a Related Party of any other Permitted Transferee, then unless such Person shall either transfer the Member Shares held by it to a Member, a Permitted Transferee or a Related Party of either or otherwise agrees to be bound by this Agreement with respect to such Member Shares such occurrence shall be deemed to be a Disposition of the Member Shares then held by such Person giving rise to the Company's purchase right as if Section 2.3(b) were to apply where the price offered for purposes of calculating Company Price is the Current Market Price as of the date of such deemed Disposition, the date of the Offer Notice is deemed to be the date of such deemed Disposition and all Member Shares then held by such Person are the Offered Shares, unless the requirements of the proviso in the definition of “Related Party” in Section 1.1 hereof are satisfied.

(b)            (i) If, in connection with any transaction that would not constitute an Exempt Transfer, any Member or any Permitted Transferee (as applicable, the “Transferor”) receives a bona fide written offer (a “Bona Fide Offer”) from a Person who is not an Affiliate of any Member or any Permitted Transferee (a “Prospective Purchaser”) to purchase all or any of the Member Shares beneficially owned by the Transferor and the Transferor desires to accept the Bona Fide Offer, then prior to the acceptance of the Bona Fide Offer by the Transferor, the Call Right shall accelerate as to the Member Shares that are the subject of the Bona Fide Offer (the “Offered Shares”) and the Company may exercise the Call Right in the manner and to the extent set forth in this Section 2.3(b). Notwithstanding anything to the contrary set forth herein, with respect to any Bona Fide Offer, the Offered Shares shall not include (A) shares of High Vote Stock underlying any options to purchase High Vote Stock held by the Transferor until such time as such options are validly exercised, in which case the shares of High Vote Stock actually received by such Transferor (net of any shares Disposed of in connection with cashless exercise of such options and Dispositions of shares of High Vote Stock to satisfy tax withholding obligations as permitted by this Agreement) upon such exercise shall constitute Offered Shares if such shares are proposed to be purchased by the Prospective Purchaser in such Bona Fide Offer and (B) restricted shares of High Vote Stock or restricted stock units with respect to shares of High Vote Stock held by the Transferor until such time as such restricted shares or restricted stock units vest, in which case such shares or shares of High Vote Stock underlying restricted stock units of High Vote Stock that actually vested (net of any dispositions of shares of High Vote Stock to satisfy tax withholding obligations as permitted by this Agreement) shall constitute Offered Shares if such shares are proposed to be purchased by the Prospective Purchaser in such Bona Fide Offer.

(ii)            The Transferor shall give written notice (the “Offer Notice”) to the Company of its receipt of the Bona Fide Offer and desire to accept the same, which notice shall (A) state the identity of the Prospective Purchaser and, if the Prospective Purchaser is not its own ultimate parent within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the identity of its ultimate parent(s) and (B) set forth all material terms of the Bona Fide Offer (including the purchase price and the method of payment thereof). The Company shall then have the option to exercise the Call Right as to all but not less than all of the Offered Shares at the applicable price determined in accordance with the following sentence and, subject to the remaining provisions of this Section 2.3, on the terms of the Bona Fide Offer (as disclosed in the Offer Notice). The price at which the Offered Shares may be purchased by the Company shall be the lesser of (x) the price offered in the Bona Fide Offer and (y) an amount equal to the Purchase Price, as determined in accordance with Section 2.2, that would be payable if the Offered Shares were the Subject Shares (such lesser amount being, the “Company Price”). The Transferor shall enclose with the Offer Notice a true and complete copy of the Bona Fide Offer and all transaction documents related thereto. In determining the Company Price, if any portion of the price offered in the Bona Fide Offer consisted of consideration other than cash, the fair market value of such non-cash consideration shall be deemed to be equal to the amount determined by agreement of the Transferor and the Company or, failing such agreement, as determined in accordance with the procedures as set forth in Section 2.3(c).

(iii)            The Company shall have the right, exercisable (if so determined by the Independent Committee) by the written notice (an “Election Notice”) given to the Transferor on or before the Close of Business on the twenty-first (21st) day after receipt of the Offer Notice, to exercise the Call Right as to the Offered Shares and to purchase all but not less than all of the Offered Shares. The Company Price shall be payable in cash or in fully paid and nonassessable shares of Low Vote Stock, or any combination of the foregoing, as the Transferor may elect by a written notice given to the Company no later than five (5) Business Days after receipt of the Election Notice (the “Transferor Election Notice”); provided, however, that if such Transferor does not timely deliver a Transferor Election Notice pursuant hereto, such Transferor shall have been deemed to elect to receive the entire Company Price in cash. The Transferor Election Notice shall specify the portion of the Company Price to be paid in Low Vote Stock (such portion being the “Transferor Stock Value”). The Company Price less the Transferor Stock Value is herein referred to as the “Transferor Closing Date Amount”. If the Company duly delivers an Election Notice for the Offered Shares in accordance with the foregoing procedure, it shall purchase the Offered Shares for the Transferor Closing Date Amount, which shall be paid by wire transfer of immediately available funds on or prior to the Closing Date to an account designated by the Transferor in writing at least two (2) Business Days before such date, and, if the Transferor has timely elected in accordance with this Section 2.3(b)(iii) to receive any portion of the Company Price in shares of Low Vote Stock, such shares of Low Vote Stock in accordance with Section 2.3(b)(iv), or any combination thereof. Notwithstanding the date fixed as the Closing Date in Section 3.1, the Closing Date for the purchase and sale of the Offered Shares pursuant to this Section 2.3 shall be subject to extension in accordance with Section 2.3(c).

(iv)            If the Transferor has timely elected in accordance with Section 2.3(b)(iii) to receive any portion of the Company Price in shares of Low Vote Stock, the number of shares of Low Vote Stock to be delivered to the Transferor on the Closing Date shall be equal to the quotient obtained by dividing (A) the Transferor Stock Value by (B) the Per Share Value. The shares to be so delivered on the Closing Date will not have been registered for sale under the Securities Act and may not be sold except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The book-entry shares of Low Vote Stock to be delivered to the Transferor on the Closing Date shall bear a customary legend to the foregoing effect, but shall be free of any rights of the Company hereunder, including the Call Right and all other rights of the Company hereunder.

(v)            In the event that (A) no Election Notice has been given by the twenty-first (21st) day after receipt of the Offer Notice, or (B) if an Election Notice is given, the Closing has not occurred by the 61st day after the Election Notice is given (or such later date as the parties may have scheduled for the Closing or to which the Closing may have been extended pursuant to Section 2.3(c), for any reason other than a breach by the Transferor or another Member or Permitted Transferee of its obligations hereunder (the first to occur of such events being the “Free to Sell Date”)), then each Transferor shall have the right to sell all but not less than all of the Offered Shares of such Person to the Prospective Purchaser at the price (or a greater price) and upon the terms (or terms no more favorable to the Prospective Purchaser) specified in the Offer Notice and, in connection with any such sale such Person shall not be required to convert any of such Offered Shares into shares of Low Vote Stock prior to the sale to such Prospective Purchaser. Subject to the Company’s compliance with Section 2.3(e) and Section 4.2(c), the right to sell Offered Shares to the Prospective Purchaser pursuant to this Section 2.3(b)(v) shall expire and the provisions of this Section 2.3(b) shall be reinstated in the event that the Prospective Purchaser has not purchased such Offered Shares within ten (10) Business Days after the Free to Sell Date.

(c)            (i) If a Prospective Purchaser in a Bona Fide Offer proposes to pay a portion of the price for the Offered Shares in consideration other than cash and the Company and the Transferor have not agreed upon the value thereof by the Close of Business on the fifth (5th) Business Day prior to the date otherwise fixed for the Closing (the “Commencement Date”) then the procedures set forth in this Section 2.3(c) shall be commenced and the Closing Date shall be extended to the fifth (5th) Business Day following the date on which the fair market value of the noncash consideration has been finally determined pursuant to this Section 2.3(c).

(ii)            The Company and the Transferor shall each retain a Qualified Appraiser and notify the other party of its selection within five (5) Business Days of the Commencement Date to render the determination required by this Section 2.3(c). If either party fails to timely select its Qualified Appraiser then the Qualified Appraiser selected by the other party shall render such determination. The Company and the Transferor shall each be responsible for the fees and expenses of the Qualified Appraiser selected by it, unless only one Qualified Appraiser is selected in which case the Company and the Transferor shall each bear 50% of such fees and expenses. If a Third Appraiser is selected pursuant to this Section 2.3(c) the fees and expenses of the Third Appraiser will be shared equally by the Company and the Transferor.

(iii)            The Qualified Appraisers selected by the parties shall submit their respective independent determinations of the fair market value of the noncash consideration within 15 Business Days after the Commencement Date. If the respective determinations of such Qualified Appraisers vary by less than ten percent (10%), the fair market value of the noncash consideration shall be the average of the two determinations.

(iv)            If such respective determinations vary by ten percent (10%) or more, the two Qualified Appraisers shall promptly designate a third Qualified Appraiser (the “Third Appraiser”). No party to this Agreement or any Affiliate of any party to this Agreement or Qualified Appraiser shall provide any information to the Third Appraiser as to the determinations of the initial Qualified Appraisers or otherwise influence the Third Appraiser's determination in any way. The Third Appraiser shall submit its determination of the fair market value of the noncash consideration within ten (10) Business Days after the date on which the Third Appraiser is retained. If a Third Appraiser is retained, the fair market value of the noncash consideration shall equal the average of the two closest of the three determinations, except that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the fair market value shall equal the middle determination.

(v)            In determining the fair market value of the noncash consideration, each Qualified Appraiser retained pursuant to this Section 2.3(c) shall: (A) assume that the fair market value of the applicable asset is the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (B) assume that the applicable asset would be sold for cash; and (C) use valuation techniques then prevailing in the relevant industry.

(d)            No voluntary transfers of Member Shares may be made by any Holder during the Call Period and if the Call Right is exercised, thereafter, except to the Company pursuant to the Call Right, subject to the Company’s compliance with its obligations under Section 2.2. Accordingly, without limiting the generality of the foregoing, no voluntary transfer may be made during such Call Period pursuant to a Bona Fide Offer, notwithstanding the Transferor’s compliance with this Section 2.3 prior to Maffei’s death.

(e)            With respect to any Offer Notice for which the Free to Sell Date occurs, no later than two (2) Business Days after the Free to Sell Date, the Independent Committee, or, if the Independent Committee is no longer constituted, the Board of Directors (or such other authorized committee thereof) shall approve, without conditions or restrictions, the acquisition of the Offered Shares by the Prospective Purchaser at the price (or a greater price) and upon the terms (or terms no more favorable to the Prospective Purchaser) specified in the Offer Notice for purposes of Section 203 of the General Corporation Law of the State of Delaware (the “Section 203 Resolutions”); provided, however, that this Section 2.3(e) shall not apply if the Offered Shares, together with any other voting capital stock of the Company beneficially owned by such Prospective Purchaser (including any shares for which the Prospective Purchaser has voting control), constitute less than fifteen percent (15%) of the voting power of the Company. The Company shall promptly deliver to the Prospective Purchaser evidence of the adoption of the Section 203 Resolutions.

2.4            Security Interests. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit any Member or any Permitted Transferee from subjecting any Member Shares to any lien, encumbrance or security interest in connection with any indebtedness incurred by any such Member or Permitted Transferee so long as such lender agrees in such loan instruments that in the event of any default or event of default of such loan arrangements giving such lender the right to foreclose upon and take ownership of such Member Shares that upon such foreclosure such lender will surrender such Member Shares to the Company for conversion of such Member Shares into Low Vote Stock pursuant to the Company’s certificate of incorporation as then in effect and to not sell or commit to sell such Member Shares unless and until such conversion is complete. Such arrangements will be reasonably acceptable to the Company and the Company will be a third party beneficiary entitled to enforce such obligation.

3.	CLOSING MATTERS.

3.1            CLOSING DATE. The consummation of the purchase and sale of (a) the Subject Shares following the exercise of the Call Right pursuant to Section 2.2 or (b) the Offered Shares following the exercise of the Call Right pursuant to Section 2.3 (in each case, a “Closing”) shall be held at 10:00 a.m. local time on, respectively, (i) the one hundred fifty fifth (155th) day following the Exercise Date, or (ii) the sixtieth (60th) day following the date the Election Notice is given or (iii) such other date and at such other time as the Holder or the Transferor, as applicable, and the Company may agree (the date on which any such Closing occurs is referred to herein as the “Closing Date”). The Closing shall take place at the principal offices of the Company or at such other place as Maffei or the Estate (as the case may be) and the Company may agree.

3.2            CLOSING DELIVERIES. At the Closing, the Company shall pay or deliver, as applicable, to the applicable Member(s) and applicable Permitted Transferee(s), if any, (a) any portion of the Purchase Price or Company Price, as applicable, that was required to be paid in cash in the manner provided in Section 2.2(f) or Section 2.3(b)(iii), as and if applicable, (b) book-entry shares of Low Vote Stock registered in the name of each such Member and Permitted Transferee, if any, for the number of shares of Low Vote Stock required to be delivered in payment of the Stock Value portion of the Purchase Price or the Transferor Stock Value portion of the Company Price, (c) if any of the Purchase Price pursuant to Section 2.2 is to be paid in Low Vote Stock, a Registration Rights Agreement duly executed by the Company and (d) if required by Section 4.2(c), evidence of the Rule 16b-3 Exemption. At the Closing, each of the Member(s) and Permitted Transferee(s), if any, participating in the sale shall be required, as a condition to receiving payment, to deliver to the Company (i) a stock certificate or certificates, duly endorsed for transfer or in blank, representing such Person's Subject Shares or Offered Shares, as applicable, if such shares are certificated, or, if such shares are held in book-entry form, a duly executed stock power in favor of the Company representing such shares in a form reasonably acceptable to the Company, (ii) if applicable, copies of letters testamentary or other documentation evidencing the authority of such Person to transfer any of the Subject Shares that are evidenced by certificates (if certificated) registered in the name of a Person other than such Member or Permitted Transferee, (iii) a certificate, executed by or on behalf of such Person, in which such Person represents and warrants to the Company that such Person has good title to the Subject Shares or Offered Shares, as applicable, being sold by such Person, free and clear of any liens, claims, charges or encumbrances and has the legal authority to consummate such sale and (iv) such other certificates and documents as the Company may reasonably request.

4.	CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1            REPRESENTATIONS AND WARRANTIES. Each party hereto hereby represents and warrants to the other parties as follows (with such representations and warranties surviving the execution, delivery and performance of this Agreement):

(a)            Such party has the legal right and all requisite power and authority to make and enter into this Agreement and to perform his or its obligations hereunder and comply with the provisions hereof. If such party is the Company, the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against him or it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

(b)            The execution, delivery and performance of this Agreement by such party, and the compliance by such party with the provisions hereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation of, or default under, or give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any of his or its properties or assets, other than any such conflicts, violations, defaults, or other effects which individually or in the aggregate do not and will not prevent, restrict or impede such party’s performance of his or its obligations under and compliance with the provisions of this Agreement. If such party is the Company, the execution, delivery and performance of and compliance with this Agreement by it do not and will not contravene its charter, by-laws or other organizational document; and

(c)            No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or any other Person is required by such party in connection with the execution, delivery or performance of this Agreement by such party, except, with respect to the exercise of certain rights granted hereunder, in connection with Federal and state securities and tax laws, and any applicable regulatory clearances or approvals required in connection with any sale of shares pursuant to this Agreement.

4.2            GENERAL COVENANTS. (a) In the event that any sale of shares pursuant to this Agreement would violate any rules or regulations of any governmental or regulatory agency having jurisdiction or any other material law, rule, regulation, order, judgment or decree applicable to the parties hereto (including, with respect to the Company, its Subsidiaries or any of the Company’s or such Subsidiaries’ respective properties and assets), then each party hereto hereby agrees (i) to cooperate with and assist the other in filing such applications and giving such notices, (ii) to use reasonable efforts to obtain, and to assist the other in obtaining, such consents, approvals and waivers, and (iii) to take such other actions, including supplying all information necessary for any filing, as any affected party may reasonably request, all as and to the extent necessary or advisable so that the consummation of such sale will not constitute or result in such a violation.

(b)            Each party hereto hereby further agrees that he or it shall not take any action or enter into any agreement or arrangement restricting or limiting his or its ability timely and fully to perform all his or its obligations under this Agreement.

(c)            If (i) the Disposition of any Member Shares in connection with the exercise of the Call Right pursuant to Section 2.2 or in connection with the delivery of an Election Notice pursuant to Section 2.3(b) or (ii) the acquisition of Low Vote Stock by any Holder or Transferor in connection with a Holder Election Notice or a Transferor Election Notice would result in Section 16(b) of the Exchange Act applying to any such purchase, sale or acquisition, then, if Rule 16b-3 of the Exchange Act would exempt such purchase, sale or acquisition from Section 16(b) of the Exchange Act, the Independent Committee, or, if the Independent Committee is no longer constituted, the Board of Directors (or such other authorized committee thereof) shall timely exempt, without conditions or restrictions, such Disposition under Rule 16b-3 of the Exchange Act (the “Rule 16b-3 Exemption”).

5.	MISCELLANEOUS.

5.1            EFFECTIVE DATE; TERM. This Agreement shall become effective on the date of the Settlement Approval. Once effective, this Agreement shall continue in full force and effect until the first to occur of the following: (a) all of the Member Shares have been purchased by the Company and/or one or more Prospective Purchasers in compliance with Section 2.3(b), (b) the consummation of a Sale of the Company (unless any Member or Permitted Transferee receives or retains High Vote Stock in such Sale of the Company and the Members, together with their Permitted Transferees, collectively beneficially own five percent (5%) or more of the voting power of the Company or the surviving entity in any such Sale of the Company, as applicable), (c) the date on which the Members, together with their Permitted Transferees, collectively beneficially own less than five percent (5%) of the voting power of the Company and (d) the Call Right under Section 2.2 has expired unexercised.

5.2            BINDING EFFECT; ASSIGNABILITY; ENTIRE AGREEMENT; LEGENDS. (a) Except as expressly provided herein, no party hereto may assign its rights or delegate its obligations hereunder without the prior written consent of the other parties hereto, except that the Company may assign its rights and delegate its obligations without such consent to any successor corporation by operation of law. Any assignment or delegation in contravention of this Agreement shall be void and shall not relieve the assigning or delegating party of any obligation hereunder. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)            This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them with respect to such subject matter. For the sake of certainty, the parties specifically acknowledge that this Agreement is not intended to merge, supersede or alter the provisions of that certain Stock Exchange Agreement, dated as of June 3, 2021, by and between Maffei and Qurate, as it may be amended from time to time (the “Exchange Agreement”).

(c)            Except as expressly set forth herein, none of the provisions of this Agreement shall inure to the benefit of or be enforceable by any Person not a party hereto.

5.3            AMENDMENTS AND WAIVERS. Subject to Section 5.12 hereof, the provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given unless approved in writing by the Company and Maffei or the Estate.

5.4            GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might be applicable under principles of conflicts of law.

5.5            INTERPRETATION. The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

5.6            NOTICES. All notices, requests, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, sent by electronic mail (if the sender does not receive a failed to deliver notice), or by reliable overnight courier service, to the intended recipient at: (a) in the case of Maffei or any other member of the Maffei Group, to Maffei or such member at such address as is set forth after his signature page hereto (or such other address as Maffei (or, following his death, the Estate) may specify in writing to the Company) and (b) in the case of the Company, to it at its principal executive offices or at such changed address as it may from time to time specify in writing to Maffei (or his estate, heirs or personal representative). All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three Business Days after the same are sent by certified or registered mail, postage prepaid, (ii) on the date when delivered by hand, (iii) on the date sent by facsimile transmission (with acknowledgment received) or electronic mail (if the sender does not receive a failed to deliver notice) unless such day is not a Business Day in which case, the next Business Day following such day or (iv) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested. Notwithstanding the preceding sentence, notice of change of address shall be effective only upon actual receipt thereof.

5.7            NO IMPLIED WAIVERS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

5.8            COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

5.9            FURTHER ASSURANCES. Each party shall cooperate and take such actions as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. If, as a result of any recapitalization, reorganization, merger, consolidation, conversion, redomestication, share exchange or other transaction or event shares of any substitute, different or new class or series of High Vote Stock is issued or is issuable (upon exercise of warrants, options, convertible securities or otherwise) to any Member, then, unless this Agreement terminates in accordance with Section 5.1, if and to the extent requested in writing by the Company, such shares shall be subject to terms as nearly as equivalent as practicable to the provisions of this Agreement applicable to such Member.

5.10          REMEDIES. In the event of a breach or a threatened breach by one party to this Agreement of its obligations under this Agreement, each other party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be deemed to have suffered or be about to suffer irreparable harm and will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

5.11          USE OF CERTAIN WORDS. The use of the words “hereof”, “herein”, “hereunder”, and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise. The use in this Agreement of the masculine, feminine or neither shall be deemed to include a reference to the others.

5.12          SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided, that if any provision hereof or the application thereof shall be so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision and, if such court shall fail or decline to do so, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision.

5.13          CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. (a) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE (AND OF ANY APPELLATE COURT TO WHICH AN APPEAL OF ANY JUDGMENT, ORDER, DECREE OR DECISION OF ANY SUCH COURT MAY BE TAKEN) IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EITHER CALL AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH SUIT, ACTION OR PROCEEDING, (II) WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, INCLUDING ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (III) WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (IV) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS BY ANY MEANS, MANNER OR METHOD OTHER THAN IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES TO SUCH PARTY IN SECTION 5.6, AND AGREES THAT ANY PROCESS SERVED UPON SUCH PARTY IN SUCH MANNER SHALL HAVE THE SAME VALIDITY AND LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN WILMINGTON, DELAWARE.

(b)            Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of any other jurisdiction. The consents to jurisdiction set forth in this Section shall not constitute general consents to service of process in the State of Delaware, shall have no effect for any purpose except as provided in this Section and shall not be deemed to confer rights on any Person other than the parties to this Agreement.

5.14          ELECTRONIC SIGNATURES. This Agreement and any other instrument executed and delivered by any party pursuant to this Agreement may be executed by electronic signatures.

5.15          ATTORNEYS' FEES. In any action or proceeding brought to enforce any provision of this Agreement, and in any action or proceeding otherwise arising under or with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

5.16          EXPENSES. The Company will pay its own costs and expenses, and will pay Maffei’s reasonable costs and expenses, in each case in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, any amendment or supplement to or modification of this Agreement and any and all other agreements, instruments, certificates and other documents furnished pursuant hereto or in connection herewith.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

QURATE RETAIL, INC.

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer
	Address:	12300 Liberty Boulevard Englewood, Colorado 80112

/s/ Gregory B. Maffei
GREGORY B. MAFFEI

Address:	12300 Liberty Boulevard Englewood, Colorado 80112

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